EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 99 consecutive series or portfolios permitted by the form.

Series Number   Series Name   Is this the last filing for this series? (Y or N)

101        Davidson Equity Income Fund                          N

102        Davidson Intermediate Fixed Income Fund       N

Please refer to the Semi-Annual Report to Shareholders dated December 31, 2014 to be filed on Form N-CSR for additional information concerning the Funds.